Exhibit 4

PETROALGAE INC.

2009 EQUITY COMPENSATION PLAN

The purpose of this PetroAlgae Inc. 2009 Equity Compensation Plan (the “Plan”) is to provide (i) employees of PetroAlgae Inc., a Delaware corporation (the “Company”) and its parent and subsidiaries (including without limitation PA LLC, a Delaware limited liability company f/k/a PetroAlgae, LLC, hereinafter “PA”), (ii) certain consultants and advisors who perform services for the Company and its parent and subsidiaries (including without limitation PA) and (iii) non-employee members of the Board of Directors of the Company and its parent and subsidiaries (including without limitation PA) with the opportunity to receive grants of incentive stock options, nonqualified stock options, stock awards, and other stock-based awards. The Plan also provides employees of PA with the opportunity to exchange their PA units (issued to them pursuant to PA’s Equity Incentive Plan) for stock-based awards in the Company, on such terms as are provided below. The Company believes that the Plan will encourage the participants to contribute materially to the growth of the Company, thereby benefiting the Company’s stockholders, and will align the economic interests of the participants with those of the stockholders.

The Plan is effective as of June 17, 2009.

Section 1. Definitions

The following terms shall have the meanings set forth below for purposes of the Plan:

(a) “Award” shall mean an Option or other form of Stock Award granted under the Plan.

(b) “Award Agreement” shall mean the paper or electronic document evidencing an Award granted under the Plan.

(c) “Board” shall mean the Board of Directors of the Company.

(d) “Change of Control” shall be deemed to have occurred if:

(i) Any “person” (as such term is used in sections 13(d) and 14(d) of the Exchange Act) becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the then outstanding securities of the Company; provided that a Change of Control shall not be deemed to occur as a result of a transaction in which the Company becomes a subsidiary of another corporation and in which the stockholders of the Company, immediately prior to the transaction, will beneficially own, immediately after the transaction, shares entitling such stockholders to more than fifty percent (50%) of all votes to which all stockholders of the parent corporation would be entitled in the election of directors.

(ii) The consummation of (A) a merger or consolidation of the Company with another corporation where the stockholders of the Company, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such stockholders to more than fifty percent (50%) of all votes to which all stockholders of the surviving corporation would be entitled in the election of directors, or where the members of the Board, immediately prior to the merger or consolidation, would not, immediately after the merger or consolidation, constitute a majority of the board of directors of the surviving corporation, (B) a sale or other disposition of all or substantially all of the assets of the Company, or (C) a liquidation or dissolution of the Company.

Notwithstanding the foregoing, with respect to Awards subject to Section 409A of the Code, what constitutes a Change of Control shall be set forth in the underlying Award programs and/or Award Agreements.

(e) “Code” shall mean the Internal Revenue Code of 1986, as amended, including any rules and regulations promulgated thereunder.

(f) “Committee” shall mean the committee, consisting of one or more members of the Board who shall satisfy the requirements of Rule 16b-3 of the 1934 Act and who shall also qualify, and remain qualified, as “outside directors”, as defined in Section 162(m) of the Code, designated by the Board to administer the Plan. Notwithstanding the foregoing, if the Board administers the Plan, references to the “Committee” shall be deemed to refer to the Board.

(g) “Company” shall mean PetroAlgae Inc., a Delaware corporation.

(h) “Common Stock” shall mean the common stock of the Company, par value $.001 per share.

(i) “Covered Employee” shall mean “covered employee” as such term is defined in Section 162(m) of the Code.

(j) “Deferred Stock” shall mean an Award payable in shares of Common Stock at the end of a specified deferral period that is subject to the terms, conditions and limitations described or referred to in Section 7(d) and Section 7(f).

(k) “Dividend Equivalent” shall mean an amount determined by multiplying the number of shares of Common Stock subject to an Award by the per-share cash dividend paid by the Company on its outstanding Common Stock, or the per-share fair market value (as determined by the Committee) of any dividend paid on its outstanding Common Stock in consideration other than cash.

(l) “Effective Date” shall mean June 17, 2009.

(m) “Employee” shall have the meaning set forth in General Instruction A to the Registration Statement on Form S-8 promulgated under the Securities Act of 1933, as amended, or any successor form or statute, as determined by the Committee.

(n) “Employer” shall mean the Company and each of its Parent and Subsidiaries.

(o) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(p) “Exercise Price” shall mean the purchase price per share of Common Stock subject to an Option.

(q) “Fair Market Value” shall mean:

(i) If the Common Stock is publicly traded, then the Fair Market Value per share shall be determined as follows: (A) if the Common Stock has been admitted to trading on the NASDAQ Global Select Market, the NASDAQ Global Market, or the NASDAQ Capital Market (collectively, the “NASDAQ Market”), and such is the principal market for the Common Stock, the last reported sale price thereof on the relevant date or (if there were no trades on that date) the latest preceding date upon which a sale was reported, or (B) if the Common Stock is then admitted to trading on the OTCBB, the last reported sale price of a share of Common Stock on the relevant date, as reported by the OTCBB or, if shares are not reported on the OTCBB, as determined by the Committee through any reasonable valuation method authorized under the Code.

(ii) If the Common Stock is not publicly traded or, if publicly traded, is not subject to reported transactions as set forth above, the Fair Market Value per share shall be as determined by the Committee through the reasonable application of any valuation method authorized under the Code and the Treasury Regulations thereunder.

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(r) “Incentive Stock Option”, or “ISO”, shall mean an option to purchase Common Stock that is intended to meet the requirements of Section 422 of the Code.

(s) “Misconduct” shall mean the commission of any act of fraud, embezzlement or dishonesty by the Employee, any unauthorized use or disclosure by such person of confidential information or trade secrets of the Company (or any Parent or Subsidiary), any attempt by such person, directly or indirectly, to induce any employee of the Company or any Subsidiary to be employed or perform services elsewhere, any disparagement by such person of the Company, any Subsidiary or any of their respective officers or directors, or any other intentional misconduct by such person adversely affecting the business or affairs of the Company (or any Parent or Subsidiary) in a material manner. The foregoing definition shall not in any way preclude or restrict the right of the Company (or any Parent or Subsidiary) to discharge or dismiss any Employee in the Service of the Company (or any Parent or Subsidiary) for any other acts or omissions, but such other acts or omissions shall not be deemed, for purposes of the Plan, to constitute grounds for termination for Misconduct.

(t) “1934 Act” shall mean the Securities and Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder and any successor thereto.

(u) “Non-Employee Director” shall mean a non-employee member of the Board or a non-employee member of the board of directors of any Parent or Subsidiary.

(v) “Nonqualified Stock Option” shall mean an option to purchase Common Stock that is not designated as an Incentive Stock Option.

(w) “Option” shall mean the right to purchase a specified number of shares of Common Stock at a stated exercise price for a specified period of time subject to the terms, conditions and limitations described or referred to in Section 6 and Section 7(f). The term “Option” as used in this Plan includes the terms “Nonqualified Stock Option” and “Incentive Stock Option”.

(x) “Other Stock-Based Award” shall mean any Award based on, measured by or payable in Common Stock, as described in Section 8.

(y) “Parent” shall mean any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, provided each corporation in the unbroken chain (other than the Company) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(z) “Participant” shall mean an Employee who has been granted an Award under the Plan.

(aa) “Plan Administrator” shall have the meaning set forth in Section 9.

(bb) “Restriction Period” shall mean the period of time during which the Stock Awards remain subject to the restrictions designated in the Award Agreement.

(cc) “Restricted Stock” shall mean an Award of Common Stock that is subject to the terms, conditions, restrictions and limitations described or referred to in Section 7(c) and Section 7(f).

(dd) “Section 16(a) Officer” shall mean an Employee who is subject to the reporting requirements of Section 16(a) of the 1934 Act.

(ee) “Securities Act” shall mean the Securities Act of 1933, as amended.

(ff) “Separation from Service” shall have the meaning set forth in Section 1.409A-1(h) of the Treasury Regulations.

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(gg) “Service” shall mean the performance of services for the Employer, whether now existing or subsequently established) by a person in the capacity of an Employee, except to the extent otherwise specifically provided in the Award Agreement. For purposes of the Plan, an Employee shall be deemed to cease Service immediately upon the occurrence of the either of the following events: (i) the Employee no longer performs services in any of the foregoing capacities for the Employer or (ii) the entity for which Employee is performing such services ceases to remain a Parent or Subsidiary of the Company, even though the Employee may subsequently continue to perform services for that entity.

(hh) “Stock Award” shall have the meaning set forth in Section 7(a).

(ii) “Stock Payment” shall mean a stock payment that is subject to the terms, conditions and limitations described or referred to in Section 7(b) and Section 7(f).

(jj) “Stock Unit” shall mean a stock unit that is subject to the terms, conditions and limitations described or referred to in Section 7(e) and Section 7(f).

(kk) “Subsidiary” shall mean any corporation, limited liability company, or other form of corporate entity (other than the Company) in an unbroken chain of corporations beginning with the Company, provided each such entity (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock or other form of equity possessing fifty percent (50%) or more of the total combined voting power of all classes of stock or other form of equity in one of the other corporations in such chain. As used herein, Subsidiary shall include, without limitation, PA.

(ll) “Treasury Regulations” shall mean the regulations promulgated under the Code by the United States Internal Revenue Service, as amended.

Section 2. Administration

(a) Committee. The Plan shall be administered and interpreted by the Board or by a Committee appointed by the Board. To the extent that the Board administers the Plan, references in the Plan to the “Committee” shall be deemed to refer to the Board. The Committee shall have full and exclusive power to administer and interpret the Plan, to grant Awards and to adopt such administrative rules, regulations, procedures and guidelines governing the Plan and the Awards as if deems appropriate, in its sole discretion, from time to time.

(b) Committee Authority. The Committee’s sole authority shall include, but not be limited to, the authority to (i) determine the individuals to whom Awards shall be made under the Plan, (ii) determine the type, size and terms of the Awards to be made to each such individual, (iii) determine the time when the Awards will be made and the duration of any applicable exercise or restriction period, including the criteria for exercisability and the acceleration of exercisability, (iv) amend the terms of any previously issued Award, subject to the provisions of Section 18, (v) establish all other terms, conditions, and limitations applicable to Awards, Award programs and the shares of Common Stock issued pursuant thereto, and (vi) deal with any other matters arising under the Plan. The Committee may accelerate or defer the vesting or payment of Awards, cancel or modify outstanding Awards, waive any conditions or restrictions imposed with respect to Awards or the Common Stock issued pursuant to Awards and make any and all other determinations that it deems appropriate with respect to the administration of the Plan, subject to the limitations contained in Section 7(f) and Section 409A of the Code with respect to all Participants, and subject to the provisions of Section 162(m) of the Code with respect to Covered Employees.

(c) Committee Determinations. The Committee shall have full power and express discretionary authority to administer and interpret the Plan, to make factual determinations and to adopt or amend such rules, regulations, agreements and instruments for implementing the Plan and for the conduct of its business as it deems necessary or advisable, in its sole discretion. The Committee’s interpretations of the Plan and all determinations made by the Committee pursuant to the powers vested in it hereunder shall be conclusive and binding on all persons having any interest in the Plan or in any awards granted hereunder. The Committee shall have the power to prescribe and modify, as necessary, the form of Award Agreement, to correct any defect, supply

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any omission or clarify any inconsistency in the Plan and/or in any Award Agreement and to take such actions and make such administrative determinations that the Committee deems appropriate in its sole discretion.

(d) Delegation of Authority. To the extent permitted by applicable law, the Committee may at any time delegate to one or more officers or directors of the Company some or all of its authority over the administration of the Plan, with respect to persons who are not Section 16(a) Officers or Covered Employees.

(e) Indemnification. No member of the Committee nor any other person to whom any duty or power relating to the administration or interpretation of the Plan has been delegated shall be personally liable for any action or determination made with respect to the Plan, except for his or her own willful misconduct or as expressly provided by statute. The members of the Committee and its delegates, including any employee with responsibilities relating to the administration of the Plan, shall be entitled to indemnification and reimbursement from the Company, to the extent permitted by applicable law and the By-laws and policies of the Company. In the performance of its functions under the Plan, the Committee (and each member of the Committee and its delegates) shall be entitled to rely upon information and advice furnished by the Company’s officers, accountants, counsel and any other party they deem appropriate, and neither the Committee nor any such person shall be liable for any action taken or not taken in reliance upon any such advice.

Section 3. Awards

Awards under the Plan may consist of grants of Options as described in Section 6, Stock Awards as described in Section 7, and Other Stock-Based Awards as described in Section 8. All Awards shall be subject to the terms and conditions set forth herein and to such other terms and conditions consistent with this Plan as the Committee deems appropriate and as are specified in writing by the Committee to the individual in the Award Agreement. Awards shall not be pensionable. Notwithstanding anything herein to the contrary, no Options, Awards or Other Stock-Based Awards shall be granted hereunder unless the shares to be issued in connection therewith have been registered under a then currently effective registration statement under the Securities Act.

Section 4. Available Shares of Common Stock Subject to the Plan

(a) Shares Authorized. Subject to adjustment as described in Section 4(b) below, the aggregate number of shares of Common Stock that may be issued to Participants pursuant to Awards (including ISOs) granted under the Plan shall not exceed four million (4,000,000) shares of Common Stock. Subject to adjustment as described in Section 4(b) below, the aggregate number of shares of Common Stock that may be granted to any single individual during a calendar year in the form of Options and/or Stock Awards shall not exceed one million (1,000,000). Common Stock issued pursuant to Awards granted under the Plan may be authorized but unissued shares of Common Stock or reacquired shares of Common Stock (including shares purchased by the Company on the open market for purposes of the Plan), or both. If and to the extent Options granted under the Plan terminate, expire or are canceled, forfeited, exchanged or surrendered without having been exercised or if any Stock Awards are forfeited, terminated or otherwise not paid in full, the shares subject to such Awards shall again be available for purposes of the Plan. Shares of Common Stock surrendered in payment of the Exercise Price of an Option or withheld for purposes of satisfying the Company’s minimum tax withholding obligations with respect to Awards under the Plan shall again be available for issuance or transfer under the Plan. All Awards under the Plan shall be expressed in shares of Common Stock. To the extent that Awards are paid in cash, and not in shares of Common Stock, the shares subject to such Awards shall again be available for issuance or transfer under the Plan.

(b) Adjustments. If there is any change in the number or kind of shares of Common Stock outstanding (i) by reason of a stock dividend, spinoff, recapitalization, stock split or combination or exchange of shares, (ii) by reason of a reclassification or change in par value, or (iii) by reason of any other extraordinary or unusual event affecting the outstanding Common Stock as a class without the Company’s receipt of consideration, or if the value of outstanding shares of Common Stock is substantially reduced as a result of a spinoff or the Company’s payment of an extraordinary dividend or distribution, the maximum number and kind of shares of Common Stock available for issuance under the Plan, the kind and number of shares covered by outstanding Awards and the price per share or the applicable market value of such Awards shall be equitably adjusted by the Committee, in such manner as the Committee deems appropriate to preclude, to the extent practicable, the enlargement or

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dilution of rights and benefits under the Plan and such outstanding Awards. In the event of a Change in Control of the Company, the provisions of Section 14 of the Plan shall apply. Any adjustments determined by the Committee shall be final, binding and conclusive. The Company shall give each Participant notice of an adjustment hereunder and, upon notice, such adjustment shall be conclusive and binding for all purposes. Notwithstanding the foregoing, the Committee may, in its discretion, decline to adjust any Award made to a Participant, if it determines that such adjustment would violate applicable law or result in adverse tax consequences to the Participant or to the Company.

Section 5. Eligibility for Participation

(a) Eligible Persons. The Committee shall determine which Employees shall be eligible to receive Awards under the Plan.

(b) Participation by Subsidiaries. Employees of Subsidiaries may participate in the Plan upon approval of Awards to such Employees by the Committee. A subsidiary’s participation in the Plan may be conditioned upon the Subsidiary’s agreement to reimburse the Company for costs and expenses of such participation, as determined by the Company. The committee may terminate the Subsidiary’s participation in the Plan at any time and for any reason. If a Subsidiary’s participation in the Plan shall terminate, such termination shall not relieve it of any obligations theretofore incurred by it under the Plan, except with the approval of the Committee, and the Committee shall determine, in its sole discretion, the extent to which Employees of the Subsidiary may continue to participate in the Plan with respect to previously granted Awards. Unless the Committee determines otherwise, a Subsidiary’s participation in the plan shall terminate upon the occurrence of any event that results in such entity no longer constituting a Subsidiary as defined herein; provided, however, that such termination shall not relieve such Subsidiary of any of its obligations to the Company theretofore incurred by it under the Plan, except with the approval of the Committee. Notwithstanding the foregoing, unless otherwise specified by the Committee, upon any such Subsidiary ceasing to be a Subsidiary as defined herein, the Employees and participants employed by such Subsidiary shall be deemed to have terminated employment for purposes of the Plan. With respect to Awards subject to Section 409A of the Code, for purposes of determining whether a distribution is due to a Participant, such Participant’s employment shall be deemed terminated as described in the preceding sentence only if the Committee determines that a Separation from Service has occurred.

(c) Participation outside of the United States. In order to facilitate the granting of Awards to Employees who are foreign nationals or who are employed outside of the U.S., the Committee may provide for such special terms and conditions, including, without limitation, substitutes for Awards, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. The Committee may approve any supplements to, or amendments, restatements or alternative versions of, this Plan as it may consider necessary or appropriate for the purposes of this Section 5(c) without thereby affecting the terms of this Plan as in effect for any other purpose, and the Secretary, or any Assistant Secretary or other appropriate officer of the Company, may certify any such documents as having been approved and adopted pursuant to properly delegated authority; provided, that no such supplements, amendments, restatement or alternative versions shall include any provisions that are inconsistent with the intent and purpose of this Plan, as then in effect; and further provided that any such action taken with respect to a Covered Employee shall be taken in compliance with Section 162(m) of the Code and that any such action taken with respect to an Employee who is subject to Section 409A of the Code shall be taken in compliance with Section 409A of the Code.

Section 6. Options

The Committee may grant Options upon such terms as the Committee deems appropriate subject to the following provisions:

(a) Number of Shares. The Committee shall determine the number of shares of Common Stock that will be subject to Option grant.

(b) Type of Option and Price.

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(i) The Committee may grant Incentive Stock Options or Nonqualified Stock Options or any combination of the two, provided, however, that Incentive Stock Options may be granted only to employees of the Company, its parent or any subsidiary of the Company, as such terms are defined in Sections 424(e) and (f) of the Code. Except as otherwise provided in Section 6 and Section 7(f), Awards of Nonqualified Stock Options shall be subject to the terms, conditions, restrictions, and limitations determined by the Committee, in its sole discretion, from time to time. The terms and conditions of any Incentive Stock Options granted hereunder shall be subject to the provisions of Section 422 of the Code, and except as provided in Section 7(f), the terms, conditions, limitations and administrative procedures established by the Committee from time to time in accordance with the Plan.

(ii) The Exercise Price shall be determined by the Committee and shall be equal to or greater than the Fair Market Value of a share of Common Stock on the date the Option is granted; provided, however, that an Incentive Stock Option may not be granted to an Employee who, at the time of grant, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, or any Parent or Subsidiary, unless the Exercise Price per share is not less than one hundred ten percent (110%) of the Fair Market Value of a share of Common Stock on the date of grant.

(c) Option Term. The term of any Option shall not exceed ten (10) years from the date of grant. However, an Incentive Stock Option that is granted to an Employee who, at the time of grant, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, or any Parent or Subsidiary, may not have a term that exceeds five (5) years from the date of grant.

(d) Exercisability of Options. Options shall become exercisable at such times and in accordance with such terms and conditions, consistent with the Plan, as may be determined by the Committee and specified in the Award Agreement. The Committee shall have complete discretion to accelerate the exercisability of any and all outstanding Options at any time for any reason. Upon satisfaction of the applicable conditions relating to vesting and exercisability, as determined by the Committee, and upon provision for the payment in full of the exercise price and applicable taxes due, the Participant shall be entitled to exercise the Option and receive the number of shares of Common Stock issuable in connection with the Option exercise. The shares issued in connection with the Option exercise may be subject to such conditions and restrictions as the Committee may determine, from time to time. A Participant may exercise an Option that has become exercisable, in whole or in part, by delivering a notice of exercise to the Company. The Participant shall pay the Exercise Price for an Option as specified by the Committee (i) in cash or check (ii) unless the Committee determines otherwise, by delivering shares of Common Stock owned by the Participant and having a Fair Market Value on the date of exercise at least equal to the Exercise Price or by attestation (on a form prescribed by the Committee) to ownership of shares of Common Stock having a Fair Market Value on the date of exercise at least equal to the Exercise Price, (iii) to the extent the Company has established a cashless exercise program, by payment through a broker under such program, or (iv) by such other method as the Committee may approve. Additionally, the Committee may provide that an Option may be “net exercised”, meaning that upon the exercise of an Option or any portion thereof, the Company shall deliver the greatest number of whole shares of Common Stock having a Fair Market Value on the date of exercise not in excess of the difference between (x) the aggregate Fair Market Value of the shares of Common Stock subject to the Option (or the portion of such Option then being exercised) and (y) the aggregate exercise price for all such shares of Common Stock under the Option (or the portion thereof then being exercised) plus (to the extent it would not give rise to adverse accounting consequences pursuant to applicable accounting principles) the amount of withholding tax due upon exercise, with any fractional share that would result from such equation to be payable in cash, to the extent practicable, or cancelled. Shares of Common Stock used to exercise an Option shall have been held by the Participant for the requisite period of time necessary to avoid adverse accounting consequences to the Company with respect to the Option. Payment of the Exercise Price and any required withholding taxes must be received by the Company by the time specified by the Committee depending on the type of payment being made, but in all cases prior to the issuance of any shares.

(e) Awards to Non-Exempt Employees. Notwithstanding the foregoing, Options granted to persons who are non-exempt employees under the Fair Labor Standards Act of 1938, as amended, may not be exercisable for at least six months after the date of grant (except that such Options may become exercisable, as determined by the Committee, upon the Participant’s death, disability or retirement, or upon a Change of Control or other circumstances to the extent permitted by applicable regulations).

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(f) $100,000 Per Year Limitation for ISOs. To the extent the aggregate Fair Market Value (determined at the time of grant) of the Common Stock for which ISOs are exercisable for the first time by any Participant during any calendar year (under all plans of the Company) exceeds $100,000, such excess ISOs shall be treated as Nonqualified Stock Options.

(g) Disqualifying Dispositions. Each Participant awarded an ISO under the Plan shall notify the Company in writing immediately after the date he or she makes a disqualifying disposition of any shares of Common Stock acquired pursuant to the exercise of such ISO. A disqualifying disposition is any disposition (including any sale) of such Common Stock before the later of (i) two years after the time of grant of the ISO or (ii) one year after the date the Participant acquired the shares of Common Stock by exercising the ISO. The Company may, if determined by the Committee and in accordance with procedures established by it, retain possession of any shares of Common Stock acquired pursuant to the exercise of an ISO as agent for the applicable Participant until the end of the period described in the preceding sentence, subject to complying with any instructions from such Participant as to the sale of such Common Stock.

(h) Termination of Service.

(1) The following provisions shall govern the exercise of any Options that are outstanding at the time of the Participant’s cessation of Service or death:

(i) Any Option outstanding at the time of the Participant’s cessation of Service for any reason shall remain exercisable for such period of time thereafter as shall be determined by the Committee and set forth in the Award Agreement, but no such Option shall be exercisable after the expiration of the option term.

(ii) Any option held by the Participant at the time of the Participant’s death and exercisable in whole or in part at that time may be subsequently exercised by the personal representative of the Participant’s estate or by the person or persons to whom the option is transferred pursuant to the Participant’s will or the laws of inheritance.

(iii) Should the Participant’s Service be terminated for Misconduct or should the Participant otherwise engage in Misconduct while holding one or more outstanding Options, then all of those Options shall terminate immediately and cease to be outstanding.

(iv) During the applicable post-Service exercise period, the Option may not be exercised for more than the number of vested shares for which the Option is at the time exercisable. No additional shares shall vest under the Option following the Participant’s cessation of Service, except to the extent (if any) specifically authorized by the Committee in its sole discretion pursuant to an express written agreement with the Participant. Upon the expiration of the applicable exercise period or (if earlier) upon the expiration of the Option term, the Option shall terminate and cease to be outstanding for any shares for which the Option has not been exercised.

(2) The Committee shall have complete discretion, exercisable either at the time an Option is granted or at any time while the Option remains outstanding, to:

(i) extend the period of time for which the Option is to remain exercisable following the Participant’s cessation of Service from the limited exercise period otherwise in effect for that Option to such greater period of time as the Committee shall deem appropriate, but in no event beyond the expiration of the Option term,

(ii) include an automatic extension provision whereby the specified post-Service exercise period in effect for any Option shall automatically be extended by an additional period of time equal in duration to any interval within the specified post-Service exercise period during which the exercise of that Option or the immediate sale of the shares acquired under such Option could not be effected in compliance with applicable laws, but in no event shall such an extension result in the continuation of such Option beyond the expiration date of the term of that Option, and/or

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(iii) permit the Option to be exercised, during the applicable post-Service exercise period, not only with respect to the number of vested shares of Common Stock for which such option is exercisable at the time of the Participant’s cessation of Service but also with respect to one or more additional installments in which the Participant would have vested had the Participant continued in Service.

Section 7. Stock Awards

(a) Form of Awards. The Committee may grant Awards (“Stock Awards”) that are payable in shares of Common Stock or denominated in units equivalent in value to shares of Common Stock or are otherwise based on or related to shares of Common Stock, including, but not limited to, Awards of Restricted Stock, Deferred Stock and Stock Units. Except as otherwise provided in (f), Stock Awards shall be subject to such terms, conditions, restrictions and limitations as the Committee may determine to be applicable to such Stock Awards, in its sole discretion, from time to time. Such Stock Awards may also include the issuance of shares of Common Stock, or units equivalent in value to shares of Common Stock or otherwise based on or related to shares of Common Stock, to holders of units in PA (who received those units as equity compensation pursuant to PA’s Equity Incentive Plan) in exchange for such person’s PA units and on such terms as the Committee, in its sole discretion, determines.

(b) Stock Payment. If not prohibited by applicable law and to the extent allowed by (f) of the Plan, the Committee may issue unrestricted shares of Common Stock, alone or in tandem with other Awards, in such amounts and subject to such terms and conditions as the Committee shall from time to time in its sole discretion determine; provided, however, that to the extent Section 409A of the Code is applicable to the grant of unrestricted shares of Common Stock that are issued in tandem with another Award, then such tandem Awards shall conform to the requirements of Section 409A of the Code. A Stock Payment under the Plan may be granted as, or in payment of, a bonus (including without limitation any compensation that is intended to qualify as performance-based compensation for purposes of Section 162(m) of the Code), or to provide incentives or recognize special achievements or contributions. Any shares of Common Stock used for such payment may be valued at a Fair Market Value at the time of payment as determined by the Committee in its sole discretion.

(c) Restricted Stock. Except as otherwise provided in (f), Awards of Restricted Stock shall be subject to the terms, conditions, restrictions, and limitations determined by the Committee, in its sole discretion, from time to time. The number of shares of Restricted Stock allocable to an Award under the Plan shall be determined by the Committee in its sole discretion.

(d) Deferred Stock. Except as otherwise provided in (f) and subject to Section 409A of the Code to the extent applicable, Awards of Deferred Stock shall be subject to the terms, conditions, restrictions and limitations determined by the Committee, in its sole discretion, from time to time. A Participant who receives an Award of Deferred Stock shall be entitled to receive the number of shares of Common Stock allocable to his or her Award, as determined by the Committee in its sole discretion, from time to time, at the end of a specified deferral period determined by the Committee. Awards of Deferred Stock represent only an unfunded, unsecured promise to deliver shares in the future and do not give Participants any greater rights than those of an unsecured general creditor of the Company.

(e) Stock Units. A Stock Unit is an Award denominated in shares of Common Stock that may be settled either in shares of Common Stock or in cash, in the discretion of the Committee, and, except as otherwise provided (f) and subject to Section 409A of the Code to the extent applicable, shall be subject to such other terms, conditions, restrictions and limitations determined by the Committee from time to time in its sole discretion.

(f) Minimum Vesting. Except for stock-denominated Awards that by their terms may be settled only in cash or Awards that are granted in connection with a transaction between the Company or a Subsidiary and another entity or business in substitution or exchange for, or conversion adjustment, assumption or replacement of, awards previously granted by such other entity to any individuals who have become Employees as a result of such transaction, or as provided in this Section 7(f) and in Section 14, Awards shall not vest in full prior to the third anniversary of the Award date; provided, however, that the Committee may, in its sole discretion, grant Awards that provide for accelerated vesting (i) on account of a Participant’s retirement, death, disability, leave of absence, termination of employment, the sale or other disposition of a Participant’s employer or any other similar

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event, and/or (ii) upon the achievement of performance criteria specified by the Committee, as provided in Section 7(g). Notwithstanding the foregoing, up to twenty percent (20%) of the shares of Common Stock reserved for issuance under the Plan pursuant to Section 4(a) may be granted subject to Awards with such other vesting requirements, if any, as the Committee may establish in its sole discretion (which number of shares shall be subject to adjustment in accordance with Section 4(b)) and which shall not include any shares subject to Awards that may be settled only in cash or that are granted in connection with a transaction between the Company or a Subsidiary and another entity or business in substitution or exchange for, or conversion adjustment, assumption or replacement of, awards previously granted by such other entity to any individuals who have become Employees as a result of such transaction, or granted pursuant to Section 7(g) or any other provision of this Section 7(f).

(g) Performance Criteria. At the discretion of the Committee, Awards may be made subject to, or may vest on an accelerated basis upon, the achievement of performance criteria related to a period of performance of not less than one year, which may be established on a Company-wide basis or with respect to one or more business units or divisions or Subsidiaries and may be based upon the attainment of criteria as may be determined by the Committee. When establishing performance criteria for any performance period, the Committee may exclude any or all “extraordinary items” as determined under U.S. generally accepted accounting principles including, without limitation, the charges or costs associated with restructurings of the Company or any Subsidiary, discontinued operations, other unusual or non-recurring items, and the cumulative effects of accounting changes. The Committee may also adjust the performance criteria for any performance period as it deems equitable in recognition of unusual or non-recurring events affecting the Company, changes in applicable tax laws or accounting principles, or such other factors as the Committee may determine. The Committee, in its sole discretion, may establish or measure performance criteria based on International Financial Reporting Standards or other appropriate accounting principles then in general use and accepted for financial reports the Company is required to file with the United States Securities and Exchange Commission.

(h) Restrictions on Transfer and Legend on Stock Certificate. During the Restriction Period, a Participant may not sell, assign, transfer, pledge or otherwise dispose of the shares of a Stock Award except under Section 13 below. Unless otherwise determined by the Committee, the Company will retain possession of certificates for shares of Stock Awards until all restrictions on such shares have lapsed. Each certificate for a Stock Award, unless held by the Company, shall contain a legend giving appropriate notice of the restrictions in the Award. The Participant shall be entitled to have the legend removed from the stock certificate covering the shares subject to restrictions when all restrictions on such shares have lapsed. The Committee may determine that the Company will not issue certificates for Stock Awards until all restrictions on such shares have lapsed.

Section 8. Other Stock-Based Awards

The Committee may grant Other Stock-Based Awards, which are awards (other than those described in Sections 6 and 7 of the Plan) that are based on or measured by Common Stock, on such terms and conditions as the Committee shall determine. Other Stock-Based Awards may be awarded subject to the achievement of performance goals or other conditions and may be payable in cash, Common Stock or any combination of the foregoing, as the Committee shall determine.

Section 9. Voting

The Committee shall determine whether a Participant shall have the right to direct the vote of shares of Common Stock allocated to a Stock Award. If the Committee determines that an Award shall carry voting rights, the shares allocated to such Award shall be voted by such person as the Committee may designate (the “Plan Administrator”) in accordance with instructions received from Participants (unless to do so would constitute a violation of fiduciary duties or any applicable exchange rules). In such cases, shares subject to Awards as to which no instructions are received shall be voted by the Plan Administrator proportionately in accordance with instructions received with respect to all other Awards (including, for these purposes, outstanding awards granted under any other plan of the Company) that are eligible to vote (unless to do so would constitute a violation of fiduciary duties or any applicable exchange rules).

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Section 10. Dividends and Dividend Equivalents

The Committee may, in its sole discretion, provided that Stock Awards shall earn dividends or Dividend Equivalents. Such dividends or Dividend Equivalents may be paid currently or accrued as contingent cash obligations and may be payable in cash or shares of Common Stock, and upon such terms as the Committee may establish, including, without limitation, reinvestment in additional shares of Common Stock or common share equivalents, provided, however, if the payment or crediting of dividends or Dividend Equivalents is in respect of a Stock Aware that is subject to Section 409A of the Code, then the payment or crediting of such dividends or Dividend Equivalents shall conform to the requirements of Section 409A of the Code and such requirements shall be specified in writing.

Section 11. Deferrals

The Committee may permit or require a Participant to defer receipt of the payment of cash or the delivery of shares that would otherwise be due to such Participant in connection with any Awards. If any such deferral election is permitted or required, the Committee shall establish rules and procedures for such deferrals and may provide for interest or other earnings to be paid on such deferrals. The rules and procedures for any such deferrals shall be consistent with applicable requirements of Section 409A of the Code.

Section 12. Withholding of Taxes

Participants shall be solely responsible for any applicable taxes (including without limitation income, payroll and excise taxes) and penalties, and any interest that accrues thereon, which they incur in connection with the receipt, vesting or exercise of any Award. The Company and its Subsidiaries shall have the right to require payment of, or may deduct from any payment made under the Plan or otherwise to a Participant, or may permit shares to be tendered or sold, including shares of Common Stock delivered or vested in connection with an Award, in an amount sufficient to cover withholding of any federal, state, local, foreign or other governmental taxes or charges required by law or such greater amount of withholding as the Committee shall determine from time to time and to take such other action as may be necessary to satisfy any such withholding obligations. The value of any shares allowed to be withheld or tendered for tax withholding may not exceed the amount allowed consistent with fixed plan accounting in accordance with U.S. generally accepted accounting principles, to the extent applicable. It shall be a condition to the obligation of the Company to issue Common Stock upon the exercise of an Option that the Participant pay to the Company, on demand, such amount as may be requested by the Company for the purpose of satisfying any tax withholding liability. If the amount is not paid, the Company may refuse to issue shares.

Section 13. Transferability of Awards

(a) Nontransferability of Awards. Except as provided below, Awards may not be sold, pledged, hypothecated, assigned, margined or otherwise transferred in any manner other than by will or the laws of descent and distribution, unless and until the shares underlying such Award have been issued, and all restrictions applicable to such shares have lapsed or have been waived by the Committee. During the lifetime of the Participant, Awards may only be exercised by the Participant. When a Participant dies, the beneficiaries or the personal representative or other person entitled to succeed to the rights of the Participant may exercise such rights. Any such successor must furnish proof satisfactory to the Company of his or her right to receive the Award under the Participant’s beneficiary designation or the Participant’s will or under the applicable laws of descent and distribution.

(b) Transfer of Nonqualified Stock Options. Notwithstanding the foregoing, the Committee may provide, in an Award Agreement, that a Participant may transfer Nonqualified Stock Options to family members, or one or more trusts or other entities for the benefit of or owned by family members, consistent with the applicable securities laws, according to such terms as the Committee may determine; provided that the Participant receives no consideration for the transfer of an Option and the transferred Option shall continue to be subject to the same terms and conditions as were applicable to the Option immediately before the transfer.

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Section 14. Consequences of a Change of Control

Notwithstanding any other provisions of the Plan, the Committee may, in its sole discretion, at the time an Award is made hereunder or at any time prior to, coincident with or after the time of a Change of Control:

(i) provide for the acceleration of any time periods, or the waiver of any other conditions, relating to the vesting, exercise, payment or distribution of an Award so that any Award to a Participant whose employment has been terminated as a result of a Change of Control may be vested, exercised, paid or distributed in full on or before a date fixed by the Committee;

(ii) provide for the purchase of any Awards from a Participant whose employment has been terminated as a result of a Change of Control, upon the Participant’s request, for an amount of cash equal to the amount that could have been obtained upon the exercise, payment or distribution of such rights had such Award been currently exerciseable or payable;

(iii) terminate any or all outstanding Awards or make any other adjustment to the Awards then outstanding as the Committee deems necessary or appropriate to reflect such transaction or change; or

(iv) determine that outstanding Awards shall be assumed by or replaced with comparable grants, by the surviving corporation, (or a parent or subsidiary of the surviving corporation).

For purposes of paragraphs (i) and (ii) above, any Participant whose employment is terminated by the Company other than for “gross misconduct”, or by the Participant for “good reason” (each as defined in the applicable Award Agreement) upon, or on or prior to the first anniversary of, a Change of Control, shall be deemed to have been terminated as a result of the Change of Control. Notwithstanding the foregoing, with respect to Awards subject to Section 409A of the Code, the effect of a Change of Control shall be set forth in the underlying Award programs and/or Award Agreements.

Section 15. Restrictions on Awards and Exercises

(a) Notwithstanding any other provisions of the Plan:

(i) if and for so long as Common Stock is admitted to the NASDAQ Market no Awards may be made pursuant to the Plan and no shares of Common Stock may be issued pursuant to any outstanding Awards at any time if to do so would conflict with the provisions of any rules or regulations issued, promulgated, or enforced by the NASDAQ Market;

(ii) if and for so long as Common Stock is admitted to trading on the OTCBB no Awards may be made pursuant to the Plan and no shares of Common Stock may be issued pursuant to any outstanding Awards at any time if to do so would conflict with the provisions of any rules or regulations issued, promulgated, or enforced by the OTCBB; and

(iii) no Awards may be made pursuant to the Plan and no shares of Common Stock may be issued pursuant to any outstanding Awards at any time if to do so would conflict with the provisions of any laws, rules or regulations issued, promulgated, or enforced by the Securities and Exchange Commission, including without limitation the Securities Act and the Exchange Act.

(b) If the Award or issuance of shares of Common Stock is prevented by the application of Section 15(a) above, the Award or issuance shall be permitted as soon as practicable once the relevant restriction in the NASDAQ Market or OTCBB rules, as appropriate, no longer applies.

Section 16. Requirements for Issuance or Transfer of Shares

No Common Stock shall be issued or transferred in connection with any Award hereunder unless and until all legal requirements and the requirements of any stock exchange or market on which the Common Stock is listed

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or traded applicable to the issuance or transfer of such Common Stock have been complied with to the satisfaction of the Committee. The Committee shall have the right to condition any Award on the Participant’s undertaking in writing to comply with such restrictions on his or her subsequent disposition of the shares of Common Stock as the Committee shall deem necessary or advisable, and certificates representing such shares may be legended to reflect any such restrictions. Certificates representing shares of Common Stock issued or transferred under the Plan may be subject to such stop-transfer orders and other restrictions as the Committee deems appropriate to comply with applicable laws, regulations and interpretations, including any requirement that a legend be placed thereon.

Section 17. Award Agreements

Each Award under the Plan shall be evidenced by an Award Agreement (as such may be amended from time to time) that sets forth the terms, conditions, restrictions and limitations applicable to the Award, including, but not limited to, the provisions governing vesting, exercisability, payment, forfeiture, and termination of employment, all or some of which may be incorporated by reference into one or more other documents delivered or otherwise made available to a Participant in connection with an Award. The Committee need not require the execution of such document by the Participant, in which case acceptance of the Award by the Participant shall constitute agreement by the Participant to the terms, conditions, restrictions and limitations set forth in the Plan and the Award Agreement as well as the administrative guidelines and practices of the Company in effect from time to time.

Section 18. Amendment and Termination of the Plan

(a) Amendment. The Board may amend, suspend or terminate the Plan at any time; provided, however, that no amendment shall be made without stockholder approval if such approval is required in order to comply with the Code or other applicable law, or to comply with applicable stock exchange requirements. Notwithstanding the foregoing, with respect to Awards subject to Section 409A of the Code, any amendment, suspension or termination of the Plan shall conform to the requirements of Section 409A of the Code. Except as otherwise provided in Section 14 and Section 18(b), no termination, suspension or amendment of the Plan shall adversely affect the right of any Participant with respect to any Award theretofore granted, as determined by the Committee, without such Participant’s written consent.

(b) The Committee may amend or modify the terms and conditions of an Award to the extent that the Committee determines, in its sole discretion, that the terms and conditions of the Award violate or may violate Section 409A of the Code; provided, however, that (i) no such amendment or modification shall be made without the Participant’s written consent if such amendment or modification would violate the terms and conditions of a Participant’s offer letter or employment agreement, and (ii) unless the Committee determines otherwise, any such amendment or modification of an Award made pursuant to this Section 18(b) shall maintain, to the maximum extent practicable, the original intent of the applicable Award provision without contravening the provisions of Section 409A of the Code. The amendment or modification of any Award pursuant to this Section 18(b) shall be at the Committee’s sole discretion and the Committee shall not be obligated to amend or modify any Award or the Plan, nor shall the Company be liable for any adverse tax or other consequences to a Participant resulting from such amendments or modifications or the Committee’s failure to make any such amendments or modifications for purposes of complying with Section 409A of the Code or for any other purpose. To the extent the Committee amends or modifies an Award pursuant to this Section 18(b), the Participant shall receive notification of any such changes to his or her Award and, unless the Committee determines otherwise, the changes described in such notification shall be deemed to amend the terms and conditions of the applicable Award and Award Agreement.

(c) Termination of Plan. The Plan shall terminate on the day immediately preceding the tenth anniversary of its effective date, unless the Plan is terminated earlier by the Board or is extended by the Board with the approval of the stockholders.

Section 19. Miscellaneous

(a) Awards in Connection with Corporate Transactions and Otherwise. Nothing contained in the Plan shall be construed to (i) limit the right of the Committee to make Awards under the Plan in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business or assets of any corporation, firm or association, including Awards to employees thereof who become employees of the Company, its parent or

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any subsidiary of the Company, or (ii) limit the right of the Company to grant stock options or make other awards outside of the Plan. The Committee may make an Award to an employee of another corporation who becomes an employee of the Company, its parent or any subsidiary of the Company, by reason of a corporate merger, consolidation, acquisition of stock or property, reorganization or liquidation involving the Company, in substitution for a stock option or stock awards grant made by such corporation. Notwithstanding anything in the Plan to the contrary, the Committee may establish such terms and conditions of the new Awards as it deems appropriate, including setting the Exercise Price of Options at a price necessary to retain for the Participant the same economic value as the prior options or rights.

(b) Governing Document. The Plan shall be the controlling document. No other statements, representations, explanatory materials or examples, oral or written, may amend the Plan in any manner. The Plan shall be binding upon and enforceable against the Company and its successors and assigns.

(c) Rights of Participants. Unless otherwise determined by the Committee, the Plan shall be unfunded and shall not create (or be construed to create) a trust or a separate fund or funds. The Plan shall not establish any fiduciary relationship between the Company and any Participant or other person. Neither the Plan nor any action taken hereunder shall be construed as giving any individual any rights to be retained by or in the employ of the Employer or any other employment rights. Unless the Committee determines otherwise, a Participant shall not have any rights as a stockholder with respect to shares of Common Stock covered by an Award until the date the Participant becomes the holder of record with respect to such shares. No adjustment will be made for dividends or other rights for which the record date is prior to such date, except as provided in Section 10.

(d) Compliance with Law. The Plan, the exercise of Options and the obligations of the Company to issue or transfer shares of Common Stock under Awards shall be subject to all applicable laws and regulations (including without limitation the Securities Act and the Exchange Act), and to approvals by any governmental or regulatory agency as may be required. In addition, it is the intent of the Company that Incentive Stock Options comply with the applicable provisions of Section 422 of the Code and that, to the extent applicable, Awards comply with the requirements of Section 409A of the Code. To the extent that any legal requirement of Section 422 or 409A of the Code as set forth in the Plan ceases to be required under Section 422 or 409A of the Code, that Plan provision shall cease to apply. The Committee may revoke any Award if it is contrary to law or modify an Award to bring it into compliance with any valid and mandatory government regulation.

(e) Expenses of the Plan. The expenses of the administration of the Plan shall be borne by the Company and its Subsidiaries.

(f) Employees Subject to Taxation Outside the United States. With respect to Participants who are believed by the Committee to be subject to taxation in countries other than the United States, the Committee may make Awards on such terms and conditions, consistent with the Plan, as the Committee deems appropriate to comply with the laws of the applicable countries, and the Committee may create such procedures, addenda and subplans and make such modifications as may be necessary or advisable to comply with such laws.

(g) Governing Law. The validity, construction, interpretation and effect of the Plan and Award Agreements issued under the Plan shall be governed and construed by and determined in accordance with the laws of the State of Delaware, without giving effect to the conflict of laws provisions thereof.

(h) No Liability With Respect to Tax Qualification or Adverse Tax Treatment. Notwithstanding any provision of this Plan to the contrary, in no event shall the Company or any Subsidiary be liable to a Participant on account of an Award’s failure to (i) qualify for favorable U.S. or foreign tax treatment or (ii) avoid adverse tax treatment under U.S. or foreign law, including, without limitation, Section 409A of the Code.

(i) Other Benefit and Compensation Programs. Awards received by Participants under the Plan shall not be deemed a part of a Participant’s regular, recurring compensation for purposes of calculating payments or benefits from any Company benefit plan or severance program unless specifically provided for under the plan or program. Unless specifically set forth in an Award Agreement, Awards under the Plan are not intended as payment for compensation that otherwise would have been delivered in cash, and even if so intended, such Awards shall be subject to such vesting requirements and other terms, conditions and restrictions as may be provided in the Award Agreement.

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(j) Successors and Assigns. The Plan and any applicable Award Agreement entered into under the Plan shall be binding on all successors and assigns of a Participant, including, without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

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